UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 19, 2021

Affirm Holdings, Inc.

(Exact name of registrant as specified in charter)

Delaware	001-39888	84-2224323
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

650 California Street, San Francisco, California	94108
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 984-0490

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading symbol(s)	Name of exchange on which registered
Class A common stock, $0.00001 par value	AFRM	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On January 19, 2021 (the “Closing Date”), Affirm Holdings, Inc., a Delaware corporation (the “Company”), and Affirm, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (the “Borrower”), as borrower, entered into a Revolving Credit Agreement, dated as of January 19, 2021 (the “Credit Agreement”), with the lenders party thereto, and Morgan Stanley Senior Funding, Inc., as administrative agent, with an initial aggregate commitment of $185 million, maturing on January 19, 2024. On the Closing Date, no amounts were drawn under the Credit Agreement.

Proceeds of the borrowings under the Credit Agreement will be used for general corporate purposes of the Borrower and its subsidiaries in the ordinary course of business. Borrowings under the Credit Agreement are unsecured and will bear interest at a rate equal to, at the Borrower’s option, either (a) a Eurodollar rate determined by reference to adjusted LIBOR for the interest period, plus an applicable margin of 2.50% per annum or (b) a base rate determined by reference to the highest of (i) the federal funds rate plus 0.50% per annum, (ii) the rate last quoted by The Wall Street Journal as the U.S. prime rate, and (iii) the one-month adjusted LIBOR plus 1.0% per annum, in each case, plus an applicable margin of 1.50% per annum. In addition, the Credit Agreement requires the Borrower to pay a commitment fee of 0.35% per annum in respect of the unused commitments under the Credit Agreement.

The obligations of the Borrower under the Credit Agreement are presently guaranteed by the Company and certain domestic subsidiaries of the Borrower and are required to be guaranteed in the future by certain additional domestic subsidiaries of the Company.

The Credit Agreement contains events of default if either the cumulative default ratio for a given period or the three-month rolling average delinquent receivable ratio referred to therein exceed certain thresholds, and other customary events of default, including in the event of a change of control. The Credit Agreement also contains certain covenants and restrictions that limit the Company’s and its subsidiaries’ ability to, among other things: incur additional debt; create liens on certain assets; pay dividends on or make distributions in respect of their capital stock or make other restricted payments; consolidate, merge, sell, or otherwise dispose of all or substantially all of their assets; and enter into certain transactions with their affiliates.

The Credit Agreement also contains certain financial maintenance covenants that require the Company and its subsidiaries to not exceed a specified leverage ratio as of the last day of each fiscal quarter, to maintain a minimum tangible net worth as of the last day of each fiscal quarter, and to maintain a minimum level of unrestricted cash while any borrowings under the Credit Agreement are outstanding.

If the Company or the Borrower fail to perform their respective obligations under these and other covenants (after giving effect to any applicable grace period specified in the Credit Agreement), or should any event of default occur, the revolving loan commitments under the Credit Agreement may be terminated, and any outstanding borrowings, together with accrued interest, under the Credit Agreement could be declared immediately due and payable.

The foregoing is a summary is qualified in its entirety by reference to the full text of the Credit Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 is incorporated into this Item 2.03 by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Revolving Credit Agreement, dated as of January 19, 2021, among Affirm, Inc., Affirm Holdings, Inc., certain lenders identified therein, and Morgan Stanley Senior Funding, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AFFIRM HOLDINGS, INC.

	By:	/s/ Sharda Caro del Castillo
Name: Sharda Caro del Castillo
Title: Chief Legal Officer

Date: January 25, 2021